Exhibit 99

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL REPORTS THIRD QUARTER RESULTS; UPDATES 2024 GUIDANCE

•Sales of $9.7 Billion, Reported Sales Up 6%, Organic1 Sales Up 3%
•Operating Margin of 19.1% and Segment Margin1 of 23.6%, Above High End of Previous Guidance
•Earnings Per Share of $2.16 and Adjusted Earnings Per Share1 of $2.58, Above High End of Previous Guidance
•Closed $1.9 Billion Acquisition of CAES Systems and $1.8 Billion Acquisition of Air Products' LNG Business
•Announced Intention to Spin Off Advanced Materials Business and Exit PPE Business

CHARLOTTE, N.C., October 24, 2024 -- Honeywell (NASDAQ: HON) today announced results for the third quarter, including segment margin1 and adjusted earnings per share1 that exceeded the company's guidance despite lower revenues in a challenging operating environment. The company also updated its full-year sales, segment margin2, adjusted earnings per share2,3, and cash flow guidance ranges.
The company reported third-quarter year-over-year sales growth of 6% and organic1 sales growth of 3%, highlighted by strength in defense and space, commercial aviation, and building solutions. Operating income decreased 4% and operating margin contracted 180 basis points to 19.1%, primarily as a result of an impairment related to classifying the personal protective equipment (PPE) business as assets held for sale. Segment profit1 increased 6% year over year led by strength in Aerospace Technologies and a full quarter from the Access Solutions acquisition, and segment margin1 held flat year over year at 23.6%, exceeding the high end of our guidance range by 30 basis points. Earnings per share for the third quarter was $2.16, down 5% year over year, and adjusted earnings per share1 was $2.58, up 8% year over year and above the high end of our guidance range. Operating cash flow was $2.0 billion and free cash flow1 was $1.7 billion, up 10% year over year.
In the past few months, Honeywell executed several additional actions to further simplify and improve its portfolio, including closing the acquisitions of Civitanavi, CAES Systems, and Air Products' LNG business. Earlier this month, the company also announced its intention to spin off Advanced Materials into an independent company that will be a leading provider of sustainability-focused specialty chemicals and materials.

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Honeywell Q3’24 Results - 2

"Honeywell executed through a challenging environment in the third quarter, delivering segment margin1 and adjusted earnings per share1 above the high end of our guidance," said Vimal Kapur, chairman and chief executive officer of Honeywell. "Our Accelerator operating system and culture of execution enabled us to grow segment profit1 by 6% in spite of transitory sales headwinds. We continue to see healthy order rates and sequential growth in our backlog, even excluding the impact of acquisitions closed in the quarter, giving us confidence in our ability to achieve our long-term targets. We also further advanced on our capital deployment strategy, deploying $3.1 billion to M&A, dividends, and high-return capex."
Kapur continued, "We have made significant progress this year on the simplification and optimization of the Honeywell portfolio with the announcement of our plans to spin off Advanced Materials and exit our PPE business, as well as the closing of four strategic acquisitions. We are proud of the steps we have taken throughout 2024 to progress on our key priorities, but the work is not yet finished. I look forward to sharing more in the future as we further align our portfolio with the key megatrends of automation, the future of aviation, and energy transition."
As a result of the company's third-quarter performance and management's outlook for the remainder of the year, including the impact of recently closed acquisitions, Honeywell updated its full-year sales, segment margin2, adjusted earnings per share2,3, and cash flow guidance1. Full-year sales are now expected to be $38.6 billion to $38.8 billion with organic1 sales growth of 3% to 4%. Segment margin2 is now expected to be in the range of 23.4% to 23.5% with segment margin2 flat to down 10 basis points year over year. Adjusted earnings per share2,3 is now expected to be in the range of $10.15 to $10.25, up 7% to 8% year over year. Operating cash flow is now expected to be in the range of $6.2 billion to $6.5 billion, with free cash flow1 of $5.1 billion to $5.4 billion. A summary of the company's full-year guidance can be found in Table 1.

Third-Quarter Performance
Honeywell sales for the third quarter were up 6% year over year on a reported basis and 3% on an organic1 basis year over year. The third-quarter financial results can be found in Tables 2 and 3.
Aerospace Technologies sales for the third quarter increased 10% on an organic1 basis year over year, the ninth consecutive quarter of double-digit organic growth, led by continued strength in defense and space. Commercial original equipment grew double digits organically in the quarter on increased shipset deliveries, particularly in business and general aviation. Commercial aftermarket saw another quarter of strong growth as global flight activity rises. Defense and space sales increased 14% organically in the third quarter due to robust demand and supply chain improvements. Segment margin remained flat year over year at 27.7% as commercial excellence and productivity actions were offset by cost inflation and mix pressure within original equipment.
Industrial Automation sales for the third quarter decreased 5% on an organic1 basis year over year and were flat sequentially. Sales declines were led by volume softness in warehouse and workflow solutions and safety and sensing technologies. Process solutions delivered 2% organic growth in the third quarter and grew sequentially, as continued strength in aftermarket services and compressor controls was offset by softness in thermal solutions and smart energy. Productivity solutions and services delivered double-digit orders and organic sales1 growth when excluding the impact of a prior year license and settlement payment. Segment margin expanded 60 basis points to 20.3% as a result of productivity actions and commercial excellence, partially offset by cost inflation and volume deleverage.
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Honeywell Q3’24 Results - 3

Building Automation sales for the third quarter were up 3% on an organic1 basis year over year and up sequentially for the second consecutive quarter even excluding the first full quarter of access solutions ownership. Building solutions continues to lead the way, growing 8% organically on another quarter of double-digit growth in projects. Strength in solutions was partially offset by modest year over year declines in building products. Products delivered sequential growth in both sales and orders for the second consecutive quarter. Segment margin improved sequentially for the third consecutive quarter and expanded 30 basis points year over year to 25.9%, driven by the impact of access solutions and commercial excellence partially offset by cost inflation.
Energy and Sustainability Solutions grew 1% on an organic1 basis year over year in the third quarter. Advanced Materials increased 3% year over year due to further improvement in specialty chemicals and materials and continued growth in fluorine products. UOP sales declined 2% as growth in refining catalysts and aftermarket services was offset by softness in project timing. Orders were a bright spot in UOP, reaching a record $1 billion and up over 50% overall with strength in both core process technologies and sustainable technology solutions. Segment margin expanded 10 basis points to 24.5% as a result of commercial excellence net of inflation.

Conference Call Details
Honeywell will discuss its third-quarter results and full-year 2024 guidance during an investor conference call starting at 8:30 a.m. Eastern Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2024 GUIDANCE2

	Previous Guidance	Current Guidance
Sales	$39.1B - $39.7B	$38.6B - $38.8B
Organic[1] Growth	5% - 6%	3% - 4%
Segment Margin	23.3% - 23.5%	23.4% - 23.5%
Expansion	Down 20 - Flat bps	Down 10 - Flat bps
Adjusted Earnings Per Share[3]	$10.05 - $10.25	$10.15 - $10.25
Adjusted Earnings Growth[3]	6% - 8%	7% - 8%
Operating Cash Flow	$6.6B - $7.0B	$6.2B - $6.5B
Free Cash Flow[1]	$5.5B - $5.9B	$5.1B - $5.4B

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Honeywell Q3’24 Results - 4

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	3Q 2024	3Q 2023	Change
Sales	$9,728	$9,212	6%
Organic[1] Growth			3%
Operating Income Margin	19.1%	20.9%	-180 bps
Segment Profit[1]	$2,296	$2,170	6%
Segment Margin[1]	23.6%	23.6%	0 bps
Earnings Per Share	$2.16	$2.27	(5%)
Adjusted Earnings Per Share[1]	$2.58	$2.38	8%
Operating Cash Flow	$1,997	$1,809	10%
Free Cash Flow[1]	$1,718	$1,560	10%

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE TECHNOLOGIES	3Q 2024	3Q 2023	Change
Sales	$3,912	$3,499	12%
Organic[1] Growth			10%
Segment Profit	$1,082	$968	12%
Segment Margin	27.7%	27.7%	0 bps
INDUSTRIAL AUTOMATION
Sales	$2,501	$2,630	(5%)
Organic[1] Growth			(5%)
Segment Profit	$508	$519	(2%)
Segment Margin	20.3%	19.7%	60 bps
BUILDING AUTOMATION
Sales	$1,745	$1,530	14%
Organic[1] Growth			3%
Segment Profit	$452	$392	15%
Segment Margin	25.9%	25.6%	30 bps
ENERGY AND SUSTAINABILITY SOLUTIONS
Sales	$1,563	$1,551	1%
Organic[1] Growth			1%
Segment Profit	$383	$378	1%
Segment Margin	24.5%	24.4%	10 bps

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

During the third quarter of 2024, Honeywell concluded the assets and liabilities of the personal protective equipment business (part of the Sensing and Safety Technologies business unit within the Industrial Automation segment) met the held for sale criteria as of September 30, 2024; therefore, the associated assets and liabilities of the business have been presented as held for sale in the Consolidated Balance Sheet as of September 30, 2024. The company recognized a valuation allowance of $125 million in the third quarter of 2024 to write down the disposal group to fair value, less costs to sell, as well as recorded an impairment charge of $37 million (after tax) on indefinite-lived intangible assets.
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Honeywell Q3’24 Results - 5

Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends - automation, the future of aviation, and energy transition - underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations that help make the world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes, or anticipates will or may occur in the future and include statements related to the proposed spin-off of the Company's Advanced Materials business into a stand-alone, publicly traded company. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors, many of which are difficult to predict and outside of our control. They are not guarantees of future performance, and actual results, developments, and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as lower GDP growth or recession, supply chain disruptions, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K, and our other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.
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Honeywell Q3’24 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Product sales	$6,590	$6,294	$19,330	$19,045
Service sales	3,138	2,918	9,080	8,177
Net sales	9,728	9,212	28,410	27,222
Costs, expenses and other
Cost of products sold[1]	4,166	4,090	12,448	12,291
Cost of services sold[1]	1,813	1,580	4,970	4,503
Total Cost of products and services sold	5,979	5,670	17,418	16,794
Research and development expenses	368	364	1,110	1,096
Selling, general and administrative expenses[1]	1,398	1,252	4,061	3,831
Impairment of assets held for sale	125	—	125	—
Other (income) expense	(263)	(247)	(740)	(715)
Interest and other financial charges	297	206	767	563
Total costs, expenses and other	7,904	7,245	22,741	21,569
Income before taxes	1,824	1,967	5,669	5,653
Tax expense	409	452	1,219	1,229
Net income	1,415	1,515	4,450	4,424
Less: Net income attributable to noncontrolling interest	2	1	30	29
Net income attributable to Honeywell	$1,413	$1,514	$4,420	$4,395
Earnings per share of common stock - basic	$2.17	$2.29	$6.79	$6.61
Earnings per share of common stock - assuming dilution	$2.16	$2.27	$6.75	$6.56
Weighted average number of shares outstanding - basic	650.4	662.4	651.0	665.2
Weighted average number of shares outstanding - assuming dilution	654.1	667.0	655.2	670.4

1	Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q3’24 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2024	2023	2024	2023
Aerospace Technologies	$3,912	$3,499	$11,472	$9,951
Industrial Automation	2,501	2,630	7,485	8,160
Building Automation	1,745	1,530	4,742	4,527
Energy and Sustainability Solutions	1,563	1,551	4,692	4,579
Corporate and All Other	7	2	19	5
Total	$9,728	$9,212	$28,410	$27,222

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,
Segment Profit	2024	2023	2024	2023
Aerospace Technologies	$1,082	$968	$3,177	$2,729
Industrial Automation	508	519	1,459	1,649
Building Automation	452	392	1,199	1,164
Energy and Sustainability Solutions	383	378	1,091	1,043
Corporate and All Other	(129)	(87)	(337)	(287)
Total segment profit	2,296	2,170	6,589	6,298
Interest and other financial charges	(297)	(206)	(767)	(563)
Interest income	110	89	325	241
Amortization of acquisition-related intangibles	(120)	(87)	(275)	(216)
Impairment of assets held for sale	(125)	—	(125)	—
Stock compensation expense[1]	(45)	(39)	(153)	(148)
Pension ongoing income[2]	145	131	430	391
Other postretirement income[2]	3	6	13	19
Repositioning and other charges[3,4]	(52)	(88)	(189)	(331)
Other expense[5]	(91)	(9)	(179)	(38)
Income before taxes	$1,824	$1,967	$5,669	$5,653

1	Amounts included in Selling, general and administrative expenses.
2	Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component), and Other (income) expense (non-service cost component).
3	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
4	Includes repositioning, asbestos, and environmental expenses.
5	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell Q3’24 Results - 8

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$10,644	$7,925
Short-term investments	275	170
Accounts receivable, less allowances of $319 and $323, respectively	7,884	7,530
Inventories	6,338	6,178
Assets held for sale	1,518	—
Other current assets	1,505	1,699
Total current assets	28,164	23,502
Investments and long-term receivables	1,463	939
Property, plant and equipment—net	5,822	5,660
Goodwill	21,270	18,049
Other intangible assets—net	5,749	3,231
Insurance recoveries for asbestos-related liabilities	160	170
Deferred income taxes	374	392
Other assets	10,490	9,582
Total assets	$73,492	$61,525
LIABILITIES
Current liabilities
Accounts payable	$6,640	$6,849
Commercial paper and other short-term borrowings	3,135	2,085
Current maturities of long-term debt	1,760	1,796
Accrued liabilities	7,566	7,809
Liabilities held for sale	433	—
Total current liabilities	19,534	18,539
Long-term debt	25,934	16,562
Deferred income taxes	2,077	2,094
Postretirement benefit obligations other than pensions	122	134
Asbestos-related liabilities	1,422	1,490
Other liabilities	6,422	6,265
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,974	16,434
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$73,492	$61,525
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Honeywell Q3’24 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash flows from operating activities
Net income	$1,415	$1,515	$4,450	$4,424
Less: Net income attributable to noncontrolling interest	2	1	30	29
Net income attributable to Honeywell	1,413	1,514	4,420	4,395
Adjustments to reconcile net income attributable to Honeywell to net cash provided by (used for) operating activities
Depreciation	171	166	500	493
Amortization	186	142	457	382
Impairment of assets held for sale	125	—	125	—
Repositioning and other charges	52	88	189	331
Net payments for repositioning and other charges	(118)	(128)	(329)	(323)
NARCO Buyout payment	—	—	—	(1,325)
Pension and other postretirement income	(148)	(137)	(443)	(410)
Pension and other postretirement benefit payments	(10)	(2)	(25)	(25)
Stock compensation expense	45	39	153	148
Deferred income taxes	(10)	(28)	(46)	168
Other	(58)	89	(641)	(554)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	(69)	161	(218)	(344)
Inventories	(156)	(110)	(233)	(448)
Other current assets	(32)	(67)	195	141
Accounts payable	281	(18)	(142)	96
Accrued liabilities	325	100	(146)	(340)
Net cash provided by operating activities	1,997	1,809	3,816	2,385
Cash flows from investing activities
Capital expenditures	(279)	(249)	(771)	(675)
Proceeds from disposals of property, plant and equipment	—	8	—	21
Increase in investments	(230)	(175)	(698)	(404)
Decrease in investments	172	176	564	808
Receipts (payments) from settlements of derivative contracts	(326)	250	(250)	212
Cash paid for acquisitions, net of cash acquired	(2,134)	(55)	(7,047)	(716)
Net cash used for investing activities	(2,797)	(45)	(8,202)	(754)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	2,523	2,727	9,516	10,727
Payments of commercial paper and other short-term borrowings	(3,988)	(3,554)	(8,477)	(11,484)
Proceeds from issuance of common stock	40	36	349	151
Proceeds from issuance of long-term debt	4,697	19	10,407	2,985
Payments of long-term debt	(776)	(26)	(1,381)	(1,410)
Repurchases of common stock	—	(1,011)	(1,200)	(2,187)
Cash dividends paid	(715)	(728)	(2,161)	(2,144)
Other	(21)	(27)	5	(65)
Net cash provided by (used for) financing activities	1,760	(2,564)	7,058	(3,427)
Effect of foreign exchange rate changes on cash and cash equivalents	108	(56)	47	(61)
Net increase (decrease) in cash and cash equivalents	1,068	(856)	2,719	(1,857)
Cash and cash equivalents at beginning of period	9,576	8,626	7,925	9,627
Cash and cash equivalents at end of period	$10,644	$7,770	$10,644	$7,770

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Honeywell Q3’24 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. Management believes the change to adjust for amortization of acquisition-related intangibles and certain acquisition- and divestiture-related costs provides investors with a more meaningful measure of its performance period to period, aligns the measure to how management will evaluate performance internally, and makes it easier for investors to compare our performance to peers. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q3’24 Results - 11

Honeywell International Inc.
Reconciliation of Organic Sales Percent Change
(Unaudited)

Three Months Ended September 30, 2024
Honeywell
Reported sales percent change	6%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	3%
Organic sales percent change	3%

Aerospace Technologies
Reported sales percent change	12%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	2%
Organic sales percent change	10%

Industrial Automation
Reported sales percent change	(5)%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales percent change	(5)%

Building Automation
Reported sales percent change	14%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	11%
Organic sales percent change	3%

Energy and Sustainability Solutions
Reported sales percent change	1%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales percent change	1%
We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q3’24 Results - 12

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended December 31,
	2024	2023	2023
Operating income	$1,858	$1,926	$7,084
Stock compensation expense[1]	45	39	202
Repositioning, Other[2,3]	69	100	952
Pension and other postretirement service costs[3]	16	17	66
Amortization of acquisition-related intangibles	120	87	292
Acquisition-related costs[4]	15	1	2
Indefinite-lived intangible asset impairment[1]	48	—	—
Impairment of assets held for sale	125	—	—
Segment profit	$2,296	$2,170	$8,598

Operating income	$1,858	$1,926	$7,084
÷ Net sales	$9,728	$9,212	$36,662
Operating income margin %	19.1%	20.9%	19.3%
Segment profit	$2,296	$2,170	$8,598
÷ Net sales	$9,728	$9,212	$36,662
Segment profit margin %	23.6%	23.6%	23.5%

1	Included in Selling, general and administrative expenses.
2	Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges.
3	Included in Cost of products and services sold and Selling, general and administrative expenses.
4	Includes acquisition-related fair value adjustments to inventory.
We define operating income as net sales less total cost of products and services sold, research and development expenses, impairment of assets held for sale, and selling, general and administrative expenses. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition- and divestiture-related costs and impairments, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q3’24 Results - 13

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended December 31,
	2024	2023	2023	2024(E)
Earnings per share of common stock - diluted[1]	$2.16	$2.27	$8.47	$9.23 - $9.33
Pension mark-to-market expense[2]	—	—	0.19	No Forecast
Amortization of acquisition-related intangibles[3]	0.14	0.10	0.35	0.50
Acquisition-related costs[4]	0.03	0.01	0.01	0.10
Divestiture-related costs[5]	—	—	—	0.04
Russian-related charges[6]	—	—	—	0.03
Net expense related to the NARCO Buyout and HWI Sale[7]	—	—	0.01	—
Adjustment to estimated future Bendix liability[8]	—	—	0.49	—
Indefinite-lived intangible asset impairment[9]	0.06	—	—	0.06
Impairment of assets held for sale[10]	0.19	—	—	0.19
Adjusted earnings per share of common stock - diluted	$2.58	$2.38	$9.52	$10.15 - $10.25

1
For the three months ended September 30, 2024, and 2023, adjusted earnings per share utilizes weighted average shares of approximately 654.1 million and 667.0 million, respectively. For the twelve months ended December 31, 2023, adjusted earnings per share utilizes weighted average shares of approximately 668.2 million. For the twelve months ended December 31, 2024, expected earnings per share utilizes weighted average shares of approximately 655 million.

2	Pension mark-to-market expense uses a blended tax rate of 18%, net of tax benefit of $27 million, for 2023.
3	For the three months ended September 30, 2024, acquisition-related intangibles amortization includes approximately $95 million, net of tax benefit of approximately $25 million. For the three months ended September 30, 2023, and twelve months ended December 31, 2023, acquisition-related intangibles amortization includes $67 million and $231 million, net of tax benefit of approximately $20 million and $61 million, respectively. For the twelve months ended December 31, 2024, expected acquisition-related intangibles amortization includes approximately $330 million, net of tax benefit of approximately $85 million.
4	For the three months ended September 30, 2024, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $20 million, net of tax benefit of approximately $5 million. For the three months ended September 30, 2023, and twelve months ended December 31, 2023, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $4 million and $7 million, net of tax benefit of approximately $2 million and $2 million, respectively. For the twelve months ended December 31, 2024, the expected adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is approximately $65 million, net of tax benefit of approximately $15 million.
5	For the twelve months ended December 31, 2024, the expected adjustment for divestiture-related costs, which is principally comprised of third-party transaction costs, is approximately $25 million, net of tax benefit of approximately $5 million.
6
For the twelve months ended December 31, 2023, the adjustment was a benefit $3 million, without tax expense. For the twelve months ended December 31, 2024, the expected adjustment is a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind down activities in Russia.

7	For the twelve months ended December 31, 2023, the adjustment was $8 million, net of tax benefit of $3 million, due to the net expense related to the NARCO Buyout and HWI Sale.
8	Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount was attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
9	For the three months ended September 30, 2024, the impairment charge of indefinite-lived intangible assets associated with the personal protective equipment business was $37 million, net of tax benefit of $11 million. For the twelve months ended December 31, 2024, the expected impairment charge of indefinite-lived intangible assets associated with the personal protective equipment business is $37 million, net of tax benefit of $11 million.
10	For the three months ended September 30, 2024, the impairment charge of assets held for sale was $125 million, without tax benefit. For the twelve months ended December 31, 2024, the expected impairment charge of assets held for sale is $125 million, with no tax benefit.
We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.
Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q3’24 Results - 14

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023
Cash provided by operating activities	$1,997	$1,809
Capital expenditures	(279)	(249)
Free cash flow	$1,718	$1,560

We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q3’24 Results - 15

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)

Twelve Months Ended December 31, 2024(E) ($B)
Cash provided by operating activities	~$6.2 - $6.5
Capital expenditures	~(1.1)
Free cash flow	~$5.1 - $5.4
We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.